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                                                                     Exhibit 4.4

                 SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT


         THIS SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT (this "Second Amendment") is made and entered into as of August 27, 1999, by and among Gantos, Inc., a corporation formed under the laws of the State of Michigan (the "Borrower"), Foothill Capital Corporation, as Agent ("Foothill") and the financial institutions listed on the signature page of the Loan Agreement referred to below (such financial institutions, together with their respective successors and assigns, are collectively referred to herein as the "Lenders"). This Second Amendment amends certain provisions of that certain Loan and Security Agreement dated as of November 18, 1998 by and among the Borrower and Foothill, as Agent, and the Lenders (as amended by a certain First Amendment to Loan and Security Agreement dated as of February 28, 1999 by and among the Borrower and Foothill as Agent and the Lenders, as further amended by and through the date of this Second Amendment, and as hereafter amended and/or restated from time to time, the "Loan Agreement"). Capitalized terms used herein and not otherwise defined shall have the same meanings herein as in the Loan Agreement.

                                   BACKGROUND

         In accordance with the Loan Agreement, the Borrower, Foothill and the Lenders have agreed to amend the Loan Agreement to provide for, among other things, a temporary change in the Borrowing Base, an amendment to the monthly servicing fee provided for in the Loan Agreement and an amendment to the Retail Performance Covenants set forth on Schedule 7.21 of the Loan Agreement, and to amend certain other provisions of the Loan Agreement, in each instance subject to the terms and conditions set forth below.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Agent and the Lenders hereby agree as follows:

1.       Amendments to Loan Agreement.

         (a) Amendment to Subsection 2.1(a)(i) of the Loan Agreement (Revolving Advances). Subsection 2.1(a)(i) of the Loan Agreement is hereby amended by deleting the existing clauses (x), (y) and (z) of such subsection and inserting in lieu thereof the following:

                  "(w) the lesser of (i) 90% of Eligible Accounts, less the amount, if any, of the Dilution Reserve, and (ii) $20,000,000 plus

                  (x) the lesser of (i) 65% of the Cost value of Eligible Inventory, and (ii) 80% of the most recently determined Net Retail Liquidation Value of the Eligible Inventory, minus

                  (y) the aggregate amount of reserves, if any, established by Agent under Sections 2.1(b), 6.14 and 10; plus



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                  (z)   solely for the period commencing on August 27, 1999 and
         terminating on the earlier to occur of (i) the closing of the sale of the Borrower's private label credit portfolio, and (ii) September 30, 1999, the sum of $1,500,000."

         (b) Amendment to Subsection 2.12(e) of the Loan Agreement (Fees). Subsection 2.12(e) of the Loan Agreement is amended by deleting such subsection in its entirety and inserting in lieu thereof the following:

                  "(e) Servicing Fee. On the first day of each month during the term of this Agreement, a servicing fee in the amount of $4,000 per month, provided, that if the Borrower requested a Special Sub-Line Advance during the immediately preceding month, the servicing fee shall be automatically increased to $12,000 per month (the "Increased Servicing Fee"), unless, prior to the date any such increased fee is due, the Borrower has received an equity contribution in an amount determined by the Lenders, in their reasonable discretion, to resolve or substantially reduce the Borrower's need for additional capital, in which event the Increased Servicing Fee instead shall equal $9,000 per month."

         (c) Amended Schedule 7.21 (Retail Performance Covenants). The Loan Agreement is amended by deleting the existing Schedule 7.21 attached thereto and replacing it with the Amended Schedule 7.21 attached to this Second Amendment.

         2. Representations and Warranties; Confirmation of Representations, Warranties.

         This Second Amendment has been duly authorized, executed and delivered by the Borrower. The Loan Agreement, as amended hereby, and each of the other Loan Documents, as amended by and through the date hereof, constitute legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms. The Borrower, by execution of this Second Amendment, certifies to the Agent and each of the Lenders that each of the representations and warranties set forth in the Loan Agreement and the other Loan Documents is true and correct as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, as if fully set forth in this Second Amendment, and that, as of the date hereof, no Default or Event of Default has occurred and is continuing under the Loan Agreement or any other Loan Document. The Borrower acknowledges and agrees that this Second Amendment shall become a part of the Loan Agreement and shall be a Loan Document.

         3. Release of Claims. The Agent, the Lenders and the Borrower agree to eliminate any possibility that any of the conditions, acts, omissions, events or circumstances described or referred to in the March 23, 1999 letter from Ms. Arlene Stern, acting on behalf of the Borrower, addressed to the Oversight Agent and the Agent (the "March 23 Letter"), would impair or otherwise adversely affect any of the Agent's or the Lenders' rights, interests, security and/or remedies. For and in consideration of the agreements contained in this Amendment and other good and valuable consideration, the Borrower unconditionally and irrevocably releases, waives and forever discharges the Agent and the Lenders together with their successors, assigns,



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subsidiaries, affiliates, agents and attorneys, from: (x) any and all liabilities, obligations, duties, promises or indebtedness of any kind of the Agent or the Lenders to the Borrower which have arisen on or prior to the date hereof as a result of any of the conditions, acts, omissions, events or circumstances described or referred to in the March 23 Letter, and (y) all claims, offsets, causes of action, suits or defenses of any kind whatsoever (if any), whether known or unknown, which the Borrower might otherwise have against the Agent or the Lenders, their successors, assigns or agents or any of them with respect to any of the conditions, acts, omissions, events or circumstances described or referred to in the March 23 Letter.

         3A. No Knowledge of Additional Claims. The Agent and the Lenders hereby acknowledge that they have no knowledge of any debts or liabilities of the Borrower to the Agent or the Lenders other than the Obligations of the Borrower to the Agent and the Lenders under and pursuant to the Loan Agreement and the other Loan Documents. The foregoing acknowledgment shall in no way impair the validity or enforceability of such Obligations or the Agent's and Lenders' rights and remedies under the Loan Documents, all of which are hereby reserved.

         4.  Conditions Precedent.

         Prior to or concurrently with the execution by the Agent and the Lenders of this Second Amendment, and as a condition to the obligation of the Lenders to execute this Second Amendment and make Advances for the account of the Borrower on and after the date hereof:

         (a) This Second Amendment and all other agreements, instruments and certificates reasonably required by the Lenders in connection herewith and therewith, shall have been executed and delivered by each of the parties thereto;

         (b) The Borrower shall have delivered or caused to be delivered to the Agent such other instruments, certificates or documents as the Agent or any Lender shall reasonably request, each of which shall be in form and substance satisfactory to the Agent and the Lenders, for the purposes of implementing or effectuating the provisions of the Loan Agreement and the other Loan Documents, each as amended hereby;

         (c) The Borrower shall have delivered to the Agent a covenant compliance certificate for the immediately preceding month demonstrating the Borrower's ongoing compliance with the covenants set forth in the Loan Agreement, as of the date hereof; and

         (d) The Borrower shall have paid the Agent for the ratable benefit of the Lenders an amendment fee in the amount of $20,000.

         5. Conditions to Lending; Compliance with Loan Documents, Borrower's Covenant.

         The Borrower hereby represents and warrants to the Agent and the Lenders that all of the conditions precedent to lending specified in Section 4.2 of the Loan Agreement have been and continue to be satisfied as of the date hereof. Without limiting the generality of the foregoing, the


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Borrower hereby confirms that it is in compliance with all of the terms and provisions set forth in the Loan Agreement and each of the other Loan Documents, as amended hereby, on its part to be observed or performed on or prior to the date hereof.

         The Borrower hereby covenants and agrees that it shall provide to the Agent on or before September 3, 1999 a detailed, pro forma weekly cash flow projection for the period September 6, 1999 through March 31, 2000, in form and substance satisfactory to the Agent. The Borrower acknowledges that the failure to deliver such projection to the Agent on or before September 3, 1999 shall constitute an Event of Default under the Loan Agreement.

         6.   No Novation; Effect; Counterparts; Governing Law.

         Except to the extent specifically amended hereby, the Loan Agreement and each of the other Loan Documents shall be unaffected hereby and shall remain in full force and effect; this Second Amendment shall not be deemed a novation of the Loan Agreement or any other Loan Document. The Borrower hereby acknowledges, confirms and ratifies its obligations under the Loan Agreement and each of the other Loan Documents. This Second Amendment may be executed in any number of counterparts, and by the different parties on separate counterparts, each of which, when so executed and delivered, shall be an original, but all the counterparts shall together constitute one instrument. This Second Amendment shall be governed by the internal laws of The Commonwealth of Massachusetts (without reference to conflicts of law principles) and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Borrower shall pay all reasonable out-of-pocket expenses of the Agent and the Lenders in connection with the preparation, execution and delivery of this Second Amendment.

         7.   Construction.

         The Borrower, by execution hereof, acknowledges and confirms that for all purposes of the Loan Agreement and the other Loan Documents, the term "Loan Agreement" shall mean the Loan Agreement as amended by and through the date of this Second Amendment and as further amended and/or restated from time to time hereafter.




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         IN WITNESS WHEREOF, the parties hereto have executed this Second
Amendment to Loan and Security Agreement as a sealed instrument as of the date first above written.

                                   GANTOS, INC.


                                   By:________________________________

                                   Name:______________________________

                                   Title:_______________________________


                                   FOOTHILL CAPITAL CORPORATION, for itself and as Agent




                                   By:
                                      ----------------------------------
                                                          (Title)


                                   PARAGON CAPITAL, LLC, as a Lender




                                   By:
                                      ----------------------------------
                                                          (Title)




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                                     AMENDED
                                  SCHEDULE 7.21


INVENTORY COMPOSITION AND IMBALANCE GUIDELINES:
Total EOM Dress Inventory at Cost (including Department # 500, 1300, 1500) shall not be less than 25% of total EOM Inventory at Cost.

MIN/MAX INVENTORY
Measured monthly, on a rolling three-month basis, commencing EOM February 1999, average EOM inventory at cost shall be at least 85.0% of plan, and not more than 115.0% of plan.

MINIMUM PURCHASES TEST (MONTHLY):
Measured monthly on a rolling two month basis, Total Actual Purchases, as a percentage of Planned Purchases at cost, shall not vary negatively from plan in any one fiscal month by more than 10.0%.

MINIMUM PURCHASE TEST (WEEKLY): Measured weekly during the period August 30, 1999 through September 30, 1999, Total Actual Purchases, as a percentage of Planned Purchases at cost, shall not vary negatively from plan in any week by more than 20.0%. The first measurement date will commence on September 17, 1999.

SALES:

Measured weekly on a rolling three-week basis, commencing with the third fiscal week of February 1999, Sales shall not vary negatively from plan by more than 10%. If Sales vary negatively from plan by more than 10%, the advance rate will be decreased by 1.5 ppts the first week and 0.5 ppt each week until such time as Sales are within 90% of plan as measured on a rolling three-week basis. In the event that weekly plan sales figures are not provided by the Company, weekly plan sales shall be calculated based upon the monthly plan sales figure per the Company's business plan divided by 4.3 average weeks.





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